Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Amendment No. 1 to Form S-4 of Farmers National Banc Corp. of our report, dated March 9, 2022, relating to the consolidated financial statements and effectiveness of internal controls over financial reporting, appearing in Farmers National Banc Corp’s Annual Report on Form 10-K, as amended by Amendment No.1 on Form 10-K/A, for the year ended December 31, 2021. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ CliftonLarsonAllen LLP

Toledo, Ohio

June 6, 2022